Exhibit 10.2

SPONSOR SUPPORT AGREEMENT

This SPONSOR SUPPORT AGREEMENT, dated as of April 3, 2025 (this “Agreement”), is entered into by and among (i) YHN Acquisition I Limited, a British Virgin Islands business company (together with its successors, including Purchaser (as defined in the Business Combination Agreement) after the Reincorporation Merger (as defined below), “Parent”), (ii) Mingde Technology Limited, a Cayman Islands company (the “Company”), and (iii) the shareholder(s) of Parent listed on Exhibit A hereto (the “Shareholders”). Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Business Combination Agreement (as defined below).

WHEREAS, Parent and the Company entered into that certain Business Combination Agreement, dated as of the date hereof (as it may be amended, modified or supplemented from time to time in accordance with the terms thereof, the “Business Combination Agreement”), pursuant to which, subject to the terms and conditions thereof and in accordance with the provisions of applicable Law, (a) immediately prior to the Closing, Parent will merge with and into Purchaser, with Purchaser continuing as the surviving entity (the “Reincorporation Merger”), (b) at the Closing, the parties will effect a merger of Merger Sub (or such other name to be agreed), a Cayman Islands company and wholly owned subsidiary of Purchaser (the “Merger Sub”), to be formed for the sole purpose of merging with and into the Company (the “Acquisition Merger”) in which the Company will be the surviving entity and a wholly owned subsidiary of Purchaser (the Acquisition Merger and together with the Reincorporation Merger and the other transactions contemplated by the Business Combination Agreement and the Additional Agreements, the “Transactions”); and (c) following the Closing, Purchaser will be a publicly traded company listed on Nasdaq;

WHEREAS, as of the date hereof, each Shareholder owns the number of ordinary shares, no par value, of Parent set forth on Exhibit A (all such shares, and/or any successor shares of Parent (including, upon the effectiveness of the Reincorporation Merger, any shares of Purchaser issued in exchange therefor) of which ownership of record or the power to vote is hereafter acquired by such Shareholder prior to the termination of this Agreement being referred to herein as the “Shares”); and

WHEREAS, in order to induce the Company to proceed towards the consummation of the transactions contemplated by the Business Combination Agreement, each Shareholder is executing and delivering this Agreement to the Company.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:

1. Agreement to Vote. During the period commencing on the date hereof and ending on the earlier to occur of (a) the Effective Time, and (b) such date and time as the Business Combination Agreement shall be terminated in accordance with Article XIII thereof (the “Expiration Time”), each Shareholder, with respect to its Shares, hereby irrevocably agrees to (1) appear at any meeting of the shareholders of Parent (a “Parent Shareholders’ Meeting”) in person or proxy or otherwise cause the Shares to be counted as present thereat for the purpose of establishing a quorum, and (2) vote, or cause to be voted or consented at a Parent Shareholders’ Meeting, or in any action by written consent of the shareholders, all of the Shares owned as of the record date for such meeting (a) in favor of the approval and adoption of the Business Combination Agreement, the Additional Agreements and the transactions contemplated hereby and thereby, including the Acquisition Merger, by the Shareholders in accordance with Parent’s Organizational Documents, the BVI Companies Act (as applicable) and the rules and regulations of the SEC and Nasdaq, (b) in favor of adoption of the amended and restated Memorandum and Articles of Association of PubCo in the form attached to the Business Combination Agreement, (c) in favor of election of the directors of the PubCo as set forth in Section 2.5 of the Business Combination Agreement, (d) in favor of approval of an incentive plan for the employees of PubCo to be effective as of the Closing, (e) in favor of such other matters as the Company and the Purchaser Parties shall hereafter mutually determine to be necessary or appropriate in order to effect the Reincorporation Merger and the Acquisition Merger and the other transactions contemplated by the Business Combination Agreement (or, if there are insufficient votes in favor of any of the foregoing (a), (b), (c), (d) or (e), in favor of the adjournment of such Parent Shareholders’ Meeting to a later date), (f) against the approval of any merger, scheme of arrangement, consolidation, reorganization, recapitalization, dissolution, liquidation or winding up of or by Parent, Purchaser or Merger Sub, or any public offering of any shares of Parent, Purchaser, Merger Sub or any of its material subsidiaries, or, in case of a public offering only, a newly-formed holding company of Parent, Purchaser or Merger Sub or such material subsidiaries, other than the Business Combination Agreement and the transactions contemplated thereby, (g) against the approval of any purchase of all or substantially all of the assets of or other business combination transaction (other than the Business Combination Agreement and the transactions contemplated thereby), or against any proposal, action or agreement that would (i) impede, frustrate, prevent or nullify any provision of this Agreement, the Business Combination Agreement, the Reincorporation Merger or the Acquisition Merger, (ii) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of Parent, Purchaser or Merger Sub under the Business Combination Agreement, or (iii) result in any of the conditions set forth in Article X of the Business Combination Agreement not being fulfilled, and (h) against any amendment of the Organizational Documents of Parent or any change in Parent’s capitalization, corporate structure or business other than as contemplated by the Business Combination Agreement. Each Shareholder acknowledges receipt and review of a copy of the Business Combination Agreement. The obligations of each Shareholder specified in this Section 1 shall apply whether or not the Reincorporation Merger or the Acquisition Merger or any action described above is recommended by Parent’s Board of Directors.

Each Shareholder hereby irrevocably agrees that it shall not commit or agree to take any action inconsistent with the foregoing.

2. Redemptions Rights; Waiver Conversion Ratios. Each Shareholder irrevocably agrees that it will (i) not exercise any right to redeem all or a portion of such Shareholder’s Shares (in connection with the transactions contemplated by this Agreement or the Business Combination Agreement or otherwise) as set forth in the Organizational Documents of Parent and (ii) waive any adjustment to the conversion ratio set forth in Parent’s Organizational Documents.

3. Transfer of Shares. Until the Expiration Time, each Shareholder irrevocably agrees that it shall not, directly or indirectly, (a) sell, assign, transfer (including by operation of law), allow the creation of a lien, pledge, distribute, dispose of or otherwise encumber any of the Shares, either voluntarily or involuntarily (collectively, “Transfer”), or otherwise agree or offer to do any of the foregoing, (b) deposit any Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any Shares, (d) establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Shares, (e) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Share, (f) take any action that would have the effect of preventing or disabling Shareholder from performing its obligations hereunder or (g) publicly announce any intention to effect any transaction specified in this Section 3; provided, that, Transfers by any such Shareholder to its Affiliate or to a direct or indirect owner of equity or other interest in such Shareholder are permitted (a “Permitted Transfer”); provided, further, that any Permitted Transfer shall be permitted only if, as a precondition to such Transfer, the transferee also agrees in a writing, reasonably satisfactory in form and substance to the Company, to assume all of the obligations of the transferring Shareholder under, and be bound by all of the terms of, this Agreement; provided, further, that any Transfer permitted under this Section 3 shall not relieve the transferring Shareholder of its obligations under this Agreement. Any Transfer in violation of this Section 3 with respect to the Shareholders’ Shares shall be null and void.

4. Representations and Warranties. Each Shareholder, severally and not jointly, represents and warrants for and on behalf of itself to the Company as follows:

(a) The execution, delivery and performance by such Shareholder of this Agreement and the consummation by such Shareholder of the transactions contemplated hereby do not and will not (i) conflict with or violate any Law applicable to such Shareholder, (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any person or entity, (iii) result in the creation of any Lien on any Shares (other than pursuant to this Agreement or transfer restrictions under applicable securities laws or the Organization Documents of such Shareholder), or (iv) conflict with or result in a breach of or constitute a default under any provision of such Shareholder’s Organizational Documents.

(b) Such Shareholder is the only record and a beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of and has good, valid and marketable title to the Shares free and clear of any Lien (other than (i) pursuant to this Agreement or (ii) transfer restrictions under applicable securities laws) and has the sole power (as currently in effect) to vote the Shares and has not entered into any voting agreement or voting trust with respect to any of the Shares that is inconsistent with the Shareholder’s obligations pursuant to this Agreement. Such Shareholder has the full right, power and authority to sell, transfer and deliver the Shares, and such Shareholder does not own, directly or indirectly, any other Shares, other than Parent Rights held by such Shareholder (if any).

(c) Such Shareholder is a natural person or a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of the jurisdiction of its organization, has the power, authority and capacity to execute, deliver and perform this Agreement, has not entered into any agreement or undertaking that would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement and that this Agreement has been duly authorized, executed and delivered by such Shareholder. This Agreement, assuming due authorization, execution and delivery hereof by the Company and Parent, constitutes a legal, valid and binding obligation of such Shareholder in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights and to general equitable principles).

(d) As of the date of this Agreement, there is no action, proceeding or, to such Shareholder’s knowledge, investigation pending against such Shareholder or, to the knowledge of such Shareholder, threatened against such Shareholder that questions the beneficial or record ownership of such Shareholder’s Shares, the validity of this Agreement or the performance by such Shareholder of its obligations under this Agreement.

(e) Such Shareholder understands and acknowledges that the Company is performing its obligations under the Business Combination Agreement in reliance upon the Shareholder’s execution and delivery of this Agreement.

(f) No investment banker, broker, finder or other intermediary is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission for which Parent, Purchaser, Merger Sub or the Company is or will be liable in connection with the transactions contemplated hereby based upon arrangements made by or, to the knowledge of such Shareholder, on behalf of such Shareholder.

5. New Shares. In the event that, during the period commencing on the date hereof and ending at the Expiration Time, (a) any Shares are issued to Shareholder after the date of this Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Shares or otherwise, (b) a Shareholder purchases or otherwise acquires beneficial ownership of any Shares, or (c) a Shareholder acquires the right to vote or share in the voting of any Shares (collectively the “New Securities”), then such New Securities acquired or purchased by such Shareholder shall be subject to the terms of this Agreement to the same extent as if they constituted the Shares owned by such Shareholder as of the date hereof.

6. Support of the Merger. Until the Expiration Time, each Shareholder shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonable necessary to consummate the transactions contemplated by the Business Combination Agreement and shall not take any action that would reasonably be expected to materially delay or prevent the satisfaction of any of the conditions to the transactions contemplated by the Business Combination Agreement.

7. No Challenges. Each Shareholder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Purchaser, Merger Sub, the Company or any of their respective successors or directors (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Business Combination Agreement or (b) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into the Business Combination Agreement.

8. Shareholder Release. Each Shareholder, on its own behalf and on behalf of each of its Affiliates and successors, assigns and executors (each, a “Shareholder Releasor”), effective as at the Effective Time, shall be deemed to have, and hereby does, irrevocably, unconditionally, knowingly and voluntarily release, waive, relinquish and forever discharge Purchaser, Parent, the Company, their subsidiaries and successors, assigns, heirs, executors, officers, directors, partners, managers and employees (in each case in their capacity as such) (each, a “Shareholder Releasee”), from (i) any and all obligations or duties Purchaser, Parent, the Company, or their respective subsidiaries has prior to or as of the Effective Time to such Shareholder Releasor or (ii) all claims, demands, liabilities, defenses, affirmative defenses, setoffs, counterclaims, actions and causes of action of whatever kind or nature, whether known or unknown, which any Shareholder Releasor has prior to or as of the Effective Time, against any Shareholder Releasee arising out of, based upon or resulting from any contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, and which occurred, existed, was taken, permitted or begun prior to the Effective Time (except in the event of fraud on the part of a Shareholder Releasee); provided, however, that nothing contained in this Section 8 shall release, waive, relinquish, discharge or otherwise affect the rights or obligations of any party (i) arising under this Agreement or the Business Combination Agreement, (ii) for indemnification or contribution, in any Shareholder Releasor’s capacity as an officer or director of Purchaser, Parent, the Company, or their respective subsidiaries, (iii) arising under any then-existing insurance policy of Purchaser, Parent, the Company, or their respective subsidiaries, (iv) pursuant to a contract and/or policy of Purchaser, Parent, the Company, or their respective subsidiaries, to reimbursements for reasonable and necessary business expenses incurred and documented prior to the Effective Time, or (v) for any claim for fraud.

9. Termination. This Agreement and the obligations of each Shareholder under this Agreement shall automatically terminate upon the earliest of: (a) the Effective Time; (b) the termination of the Business Combination Agreement in accordance with its terms; and (c) the mutual agreement of the Company and Parent. Upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, such termination or expiration shall not relieve any party from liability for any willful breach of this Agreement occurring prior to its termination.

10. Miscellaneous.

(a) Except as otherwise provided herein or in the Business Combination Agreement or any other Additional Agreements, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby or thereby are consummated.

(b) All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10(b)):

If to any Shareholder:

to such Shareholder’s address set forth in Exhibit A.

with copies to (which shall not constitute notice):

Loeb & Loeb
345 Park Avenue, 19th Floor
New York, NY 10154
Attention: Lawrence Venick, Esq.
E-mail: lvenick@loeb.com

If to the Company, to:

Mingde Technology Limited
Room 2701, Building 6,

Euro American Financial City,

Cangqian Street, Yuhang District,

Hangzhou City

Attn: Ding Xiufang, Executive Assistant to the GM

with a copy to (which shall not constitute notice):

DeHeng Law Offices

12/F Tower B, Focus Place, 19 Finance Street, Beijing

Attn: Dong Liyang, Partner

Email: dongly@dehenglaw.com

If to Parent or Purchaser, to:

YHN Acquisition I Limited

2/F, Hang Seng Building

200 Hennessy Road, Wanchai

Hong Kong

Attn: Satoshi Tominaga, Chief Executive Officer

Email: stominaga8@outlook.com

with a copy to (which shall not constitute notice):

Loeb & Loeb LLP
345 Park Avenue, 19th Floor
New York, NY 10154
Attention: Lawrence Venick, Esq.
Email: lvenick@loeb.com

(c) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(d) This Agreement and the Business Combination Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise).

(e) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(f) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. All actions, suits or proceedings(collectively, “Action(s)”) arising out of or relating to this Agreement (“Related Claim”) shall be heard and determined exclusively in the Court of Chancery of the State of Delaware (or, to the extent the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware (and any courts having jurisdiction over appeals therefrom), or, if no federal court in the State of Delaware accepts jurisdiction, any state court within the State of Delaware (and any courts having jurisdiction over appeals therefrom) (collectively, the “Specified Courts”)), and the parties hereby irrevocably agree that all Related Claims shall be heard and determined in such courts. The parties hereby (a) submit to the exclusive personal and subject matter jurisdiction of any Specified Court any Related Claims and (b) irrevocably and unconditionally waive, to the fullest extent permitted by applicable Law, any objection which it may now or hereafter have to the laying of venue of any such Related Claim brought in any Specified Court or any defense of inconvenient forum for the maintenance of such dispute. The parties agree that a final judgment in any such dispute shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(g) The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal or state court within the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity as expressly permitted in this Agreement. Each of the parties further waives (i) any defense in any action for specific performance that a remedy at law would be adequate and (ii) any requirement to post security or a bond as prerequisite to obtaining equitable relief.

(h) This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(i) Each Shareholder shall execute and deliver, or cause to be delivered, such additional documents, and take, or cause to be taken, all such further actions and do, or cause to be done, all things reasonably necessary (including under applicable Laws), or reasonably requested by Parent or the Company, to effect the actions and consummate the business combination and the other transactions contemplated by this Agreement and the Business Combination Agreement (including the transactions contemplated hereby and thereby), in each case, on the terms and subject to the conditions set forth therein and herein, as applicable.

(j) This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by Parent, the Company and each Shareholder.

(k) If, and as often as, there are any changes in Parent by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of this Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Shareholders and the Shares as so changed.

(l) Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any Action directly or indirectly arising out of, under or in connection with this Agreement. Each of the parties hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of any Action, seek to enforce that foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Paragraph (l).

(m) Each Shareholder hereby authorizes Parent and the Company to publish and disclose in any disclosure required by the United States Securities and Exchange Commission such Shareholder’s identity and beneficial ownership of the Shares and the nature of such Shareholder’s obligations under this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

PARENT:

YHN Acquisition I Limited

By:	/s/ Satoshi Tominaga
Name:	Satoshi Tominaga
Title:	Chief Executive Officer

COMPANY:

Mingde Technology Limited

By:	/s/ Liu lirong
Name:	Liu lirong
Title:	Director

SHAREHOLDERS:

YHN Partners I Limited

By:	/s/ Pui Chun Wong
Name:	Pui Chun Wong
Title:	Director

Exhibit A

Shareholders

Shareholder	Number of Shares	Address for Notices
YHN Partners I Limited	1,625,000	2/F, Hang Seng Building, 200 Hennessy Road, Wanchai, Hong Kong

Total

9